Exhibit 10.a
POLARIS INDUSTRIES INC.
SUPPLEMENTAL RETIREMENT/SAVINGS PLAN
Effective July 1, 1995
As Amended and Restated Effective December 31, 2008

POLARIS INDUESTRIES
SUPPLEMENTAL RETIREMENT/SAVINGS PLAN
Effective July 1, 1995
As Amended and Restated Effective December 31, 2008

ii

INTRODUCTION
          This Polaris Industries Inc. Supplemental Retirement/Savings Plan originally became effective July 1, 1995. On December 31, 1996, Polaris Industries Inc., a Delaware limited partnership, and the original sponsor of the Plan, was merged with and into Polaris Industries Inc., a Delaware corporation, which then became the new sponsor of the Plan. The Plan was amended effective December 31, 1996 to reflect that merger.
          The Plan was amended and restated in its entirety effective as of January 1, 2008 to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The Plan is hereby amended and restated in its entirety effective as of December 31, 2008.
          This Plan is generally intended to provide certain executives who participate in the Polaris Industries Inc. 401(k) Retirement/Savings Plan, the Polaris Industries Inc. Senior Executive Annual Compensation Plan, the Polaris Industries Inc. Long Term Incentive Plan, and/or the Polaris Industries Inc. 2007 Omnibus Incentive Plan with an opportunity to defer a portion of their compensation until their retirement or other termination of employment and to have contributions credited as if such contributions had been made under the Savings Plan in order to restore contributions lost because of the application of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, to the Savings Plan. The Plan is unfunded and is maintained by Polaris Industries Inc. and Affiliated Companies and their respective successors primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees.

ARTICLE 1. DEFINITIONS
     1.1 “Account” shall mean the bookkeeping account maintained for each Member to record his Deferrals and Additional Credits, as adjusted pursuant to Article 4. The Administrator may establish such sub-accounts within a Member’s Account as it deems necessary to implement the provisions of the Plan.
     1.2 “Additional Credits” shall mean amounts credited to the Account of a Member pursuant to Section 3.5.
     1.3 “Administrator” shall mean the Plan Sponsor.
     1.4 “Affiliated Company” shall mean the Corporation and any corporation, partnership or other entity directly or indirectly controlled by the Corporation.
     1.5 “Board of Directors” or “Board” shall mean the Board of Directors of the Corporation.
     1.6 “Bonus Plan” shall mean the Polaris Industries Inc. Senior Executive Annual Compensation Plan.
     1.7 “Change of Control” shall mean any of the following:
(a) Any election has occurred of persons to the Board of Directors that causes at least one-half of the Board of Directors to consist of persons other than (i) persons who were members of the Board of Directors on July 1, 1995 and (ii) persons who were nominated for election by the Board of Directors as members of the Board of Directors at a time when more than one-half of the members of the Board of Directors consisted of persons who were members of the Board of Directors on July 1, 1995; provided, however, that any person nominated for election by the Board of Directors at a time when at least one-half of the members of the Board of Directors were persons described in clauses (i) and/or (ii) or by persons who were themselves nominated by such Board of Directors shall, for this purpose, be deemed to have been nominated by a Board of Directors composed of persons described in clause (i) (persons described or deemed described in clauses (i) and/or (ii) are referred to herein as “Incumbent Directors”); or
(b) The acquisition in one or more transactions, other than from the corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Corporation Voting Securities equal to or greater than 35% of Corporation Voting Securities unless such acquisition has been approved by the Incumbent Directors as an acquisition not constituting a Change in Control for purposes hereof; or
(c) A sale or other disposition of all or substantially all of the assets of the Corporation unless, following such sale or disposition, at least one-half of the Board of Directors of the transferee consists of Incumbent Directors.

Notwithstanding the foregoing, no event will constitute a Change of Control unless such event is a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the Corporation within the meaning of Section 409A(2)(A)(v) of the Code and the regulations thereunder.
     1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     1.9 “Committee” shall mean the Compensation Committee of the Board of Directors.
     1.10 “Compensation” shall mean the compensation of an Eligible Executive as defined for purposes of the Savings Plan, determined prior to any Deferrals under Article 3. “Compensation” shall also include Incentive Compensation Awards (as defined in the Bonus Plan and LTIP) and/or Awards (as defined in the Omnibus Plan) payable under the Bonus Plan, the LTIP and/or the Omnibus Plan.
     1.11 “Corporation” shall mean Polaris Industries Inc., a Minnesota corporation, and any successor thereto by merger, purchase or otherwise.
     1.12 “Corporation Voting Securities” shall mean the combined voting power of all outstanding voting securities of the Corporation entitled to vote generally in the election of the Board of Directors.
     1.13 “Deferrals” shall mean the amounts credited to a Member’s Account under Section 3.3.
     1.14 “Deferral Agreement” shall mean a completed agreement between an Eligible Executive and a Participating Company of which he is an employee under which the Eligible Executive agrees to defer Compensation under the Plan. The Deferral Agreement shall be on a form prescribed by the Plan Sponsor and shall include any amendments, attachments or appendices.
     1.15 “Distribution Option(s)” shall mean the election by the Member of the event triggering the commencement of distribution and the method of distribution. Distribution Option elections shall be made on the Eligible Executive’s initial Deferral Agreement.
     1.16 “Effective Date” shall mean July 1, 1995 or with respect to the Eligible Executives of a company which adopts the Plan, the date such company becomes a Participating Company.
     1.17 “Eligible Executive” shall mean an employee of a Participating Company whose annual Compensation is in excess of the limitation in effect under Section 401(a)(17) of the Code; provided, however, only those employees considered to be a select group of management or highly compensated shall be Eligible Executives under this Plan.
     1.18 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     1.19 “LTIP” shall mean the Polaris Industries Inc. Long Term Incentive Plan.
     1.20 “Member” shall mean, except as otherwise provided in Article 2, each Eligible Executive who has executed an initial Deferral Agreement as described in Section 2.1.
     1.21 “Omnibus Plan” shall mean the Polaris Industries Inc. 2007 Omnibus Incentive Plan, as amended from time to time.
     1.22 “Participating Company” shall mean the Corporation, the Plan Sponsor and any other Affiliated Company which is designated for participation in the Plan in accordance with Section 7.5(b).
     1.23 “Plan” shall mean this Polaris Industries Inc. Supplemental Retirement/Savings Plan, as amended from time to time.
     1.24 “Plan Sponsor” shall mean Polaris Industries Inc., a Delaware corporation and a wholly owned subsidiary of the Corporation, and any successor thereto by merger, purchase or otherwise.
     1.25 “Savings Plan” shall mean the Polaris Industries Inc. 401(k) Retirement/Savings Plan, as amended from time to time.
     1.26 “Valuation Date” shall mean each of the valuation dates under the Savings Plan and the date on which payment of an Incentive Compensation Award (as defined in the Bonus Plan and the LTIP) and/or Award (as defined in the Omnibus Plan) under the Bonus Plan, the LTIP and/or the Omnibus Plan would otherwise be made under the terms of the Bonus Plan, the LTIP and/or the Omnibus Plan, but for a Deferral of such Incentive Compensation Award or Award hereunder.
ARTICLE 2. MEMBERSHIP AND DEFERRAL AGREEMENTS
     2.1 In General:
(a) An Eligible Executive shall become a Member as of the date he files his initial Deferral Agreement with the Administrator. However, such Deferral Agreement shall be effective for purposes of deferring Compensation only as provided in Article 3.
(b) A Deferral Agreement shall be in writing and properly completed upon a form approved by the Administrator, which shall be the sole judge of the proper completion thereof. Such Deferral Agreement shall provide for the deferral of Compensation, shall specify the Distribution Options, and may include such other provisions as the Administrator deems appropriate. A Member’s Deferral Agreement may provide for separate Deferral elections with respect to the Member’s base pay and with respect to Compensation under the Bonus Plan, the LTIP and/or the Omnibus Plan. A Deferral Agreement shall not be revoked or modified with respect to the allocation of prior deferrals. Distribution Options elected may not be modified or revoked except as provided in Section 5.1.

(c) As a condition for membership the Administrator may require such other information as it deems appropriate.
     2.2 Modification of Initial Deferral Agreement: A Member may elect to change, modify or revoke a Deferral Agreement as follows:
(a) A Member may change the rate of his Deferrals, as provided in Article 3. A Member shall suspend his Deferrals in the event of a distribution pursuant to an unforeseeable emergency or in the event of a distribution from the Savings Plan, as provided in Article 3.
(b) A Member may change the event entitling him to distribution, as designated on his election of Distribution Options, as provided in Section 5.1(b).
     2.3 Termination of Membership; Re-employment:
(a) Membership shall cease upon a Member’s termination of employment. Membership shall be continued during a leave of absence approved by the Eligible Executive’s Participating Company.
(b) Upon re-employment as an Eligible Executive, a former Member may become a Member again as follows:
(i)	in the case of a former Member who prior to reemployment received the balance in his Account, by executing a Deferral Agreement under Section 2.1 as though for all purposes of the Plan the Affiliated Companies had never employed the former Member; or

(ii)	in the case of a former Member who prior to reemployment did not receive the balance in his Account, by executing a Deferral Agreement under Section 2.1; provided that such former Member was not eligible to participate in the Plan at any time during the 24-month period ending on the date the Member again becomes eligible to participate in the Plan. Otherwise, such former Member may again become a Member by executing a Deferral Agreement under Section 2.1, which such Deferral Agreement shall not become effective: (A) with respect to base pay, until the first day of the calendar year next following the Member’s reemployment; or (B) with respect to Compensation earned under the Bonus Plan, the LTIP and/or the Omnibus Plan that meets the requirements of Section 3.6(a), the date set forth in Section 3.6(a).

ARTICLE 3. DEFERRALS
     3.1 Filing Requirements:
(a) An individual who is an Eligible Executive immediately prior to the Effective Date may file a Deferral Agreement with the Administrator, within such period prior to the Effective Date and in such manner as the Administrator may prescribe.
(b) An individual who becomes an Eligible Executive on or after the Effective Date may file a Deferral Agreement with the Administrator during the 30-day period beginning on the date he first becomes an Eligible Executive, or, in the case of Compensation earned under the Bonus Plan, the LTIP and/or the Omnibus Plan, that meets the requirements of Section 3.6(a), no later than the date set forth in Section 3.6(a), in such manner as the Administrator may prescribe. Such Deferral Agreement shall be effective with respect to Compensation earned after the Deferral Agreement is filed with the Administrator.
(c) An Eligible Executive who fails to file a Deferral Agreement with the Administrator as provided in Sections 3.1(a) and 3.1(b) may file a Deferral Agreement in any subsequent month of December for the next calendar year, or, with respect to Compensation earned under the Bonus Plan, the LTIP and/or the Omnibus Plan that meets the requirements of Section 3.6(a), at any time prior to the date set forth in Section 3.6(a).
     3.2 Deferral Agreement: An Eligible Executive’s Deferral Agreement shall authorize a reduction in his Compensation with respect to his Deferrals under the Plan. The Agreement shall be effective for payroll periods beginning on or after the later of: (a) the Effective Date; or (b) the first day of the month following the date the Deferral Agreement is filed with the Administrator in accordance with Section 3.1. Paychecks applicable to said payroll periods shall be reduced accordingly. The maximum Deferral amount that a Participant may elect is 50% of such Participant’s base salary, 100% of amounts payable under the Bonus Plan, 100% of amounts payable under the LTIP and 100% of amounts payable under the Omnibus Plan.
     3.3 Crediting of Deferrals:
(a) On each Valuation Date following the effective date of an Eligible Executive’s Deferral Agreement, his Account shall be credited with an amount of Deferral, if any, for each payroll period ending within the month in which such Valuation Date occurs, as he elects in his Deferral Agreement.
(b) An Eligible Executive shall not be entitled to make Deferrals on or after attaining the age, if any, which he has designated under Section 5.1(a) for the purpose of commencing distribution of his Account.
     3.4 Changing Deferrals:
(a) An Eligible Executive’s election on his Deferral Agreement of the rate at which he authorizes Deferrals under the Plan shall remain in effect in subsequent calendar years unless he files with the Administrator an amendment to his Deferral Agreement modifying or revoking such election. With respect to the Deferral of base pay, the amendment shall be filed by December 31 and shall be effective for payroll periods beginning on or after the following January 1. With respect to a Deferral of Compensation under the Bonus Plan, the LTIP and/or the Omnibus Plan that meets the requirements of Section 3.6(a), the Deferral may be filed at any time prior to the date set forth in Section 3.6(a).
(b) Notwithstanding Section 3.4(a), in the event a Member receives a withdrawal pursuant to Section 5.3 due to an unforeseeable emergency or a financial hardship withdrawal from the Savings Plan, the Member’s Deferrals under this Plan shall be suspended for the remainder of the calendar year in which such withdrawal or distribution occurs. The Administrator shall resume his Deferrals with respect to payroll periods beginning on or after the January 1 following the date of suspension, in a time and manner determined by the Administrator; provided, that the Administrator shall approve such resumption only if the Administrator determines that the Eligible Executive is no longer subject to the unforeseeable emergency or incurring the financial hardship.
     3.5 Certain Additional Credits: On each Valuation Date, there shall be credited to the Account of an Eligible Executive Additional Credits an amount equal to the Deferrals credited to such Eligible Executive’s Account since the immediately preceding Valuation Date. As of each December 31 of each calendar year, there shall be credited to the Account of an Eligible Executive an amount equal to the matching contributions that would have been made to the Savings Plan since December 31 of the prior calendar year but for the limitation set forth in Section 401(a)(17) of the Code.
     3.6 Timing of Deferral Elections: All elections with respect to Deferral of Compensation awarded under the Bonus Plan, the LTIP or the Omnibus Plan must be filed no later than:
(a) If such Compensation meets the requirements for “performance-based compensation” within the meaning of Treasury Regulation Section 1.409A-1(e), six months prior to the end of the Incentive Compensation Award Period (as defined in the LTIP and Bonus Plan) or the Performance Period (as defined in the Omnibus Plan) with respect to which such Compensation is paid; or
(b) If such Compensation does not meet the requirements for “performance-based compensation” within the meaning of Treasury Regulation Section 1.409A-1(e), the last day of the year prior to the first year of the Incentive Compensation Award Period (as defined in the LTIP and Bonus Plan) or the Performance Period (as defined in the Omnibus Plan) with respect to which such Compensation is paid.
          In either case (a) or (b) above, such election shall become irrevocable as of the date which is twelve months prior to the end of the Incentive Compensation Award Period (as defined in the LTIP and Bonus Plan) or the Performance Period (as defined in the Omnibus Plan) or the last day of the year prior to the first year of such period, as applicable. Notwithstanding the foregoing, in the case of an election with respect to the payment of Compensation that meets the requirements for “performance-based compensation” within the meaning of Treasury

Regulation Section 1.409A-1(e), no election to defer payment of an such Compensation may be made after the amount of such Compensation becomes readily ascertainable, and the Member must be continuously employed from the later of the beginning of the Incentive Compensation Award Period (as defined in the LTIP and Bonus Plan) or the Performance Period (as defined in the Omnibus Plan) or the date the Business Criteria (as defined in the LTIP and Bonus Plan) or Performance Measures (as defined in the Omnibus Plan) applicable to such Compensation are established, to the date of the election under this Section 3.6.
ARTICLE 4. MAINTENANCE OF ACCOUNTS
     4.1 Accounts: An Account shall be established for each Member. As of each Valuation Date, each Member’s Account shall be credited with deemed investment earnings and losses pursuant to Section 4.2.
     4.2 Deemed Investments: Each Member’s shall have the same rights with respect to the deemed investment of his or her Account under this Plan as such Member has with respect to the investment of his or her Account under the Savings Plan, including available funds, the frequency with which the Member may change deemed investments and default deemed investments. As of each Valuation Date, deemed investment earnings and losses shall be applied to each Member’s Account based upon the performance of the applicable investment funds.
     4.3 Statement of Accounts: A statement will be sent to each Member as to the balance of his Account at least once each calendar year.
     4.4 Vesting of Account: Each Member shall at all times be fully vested in his Account.
ARTICLE 5. PAYMENT OF BENEFITS
     5.1 Commencement of Payment:
(a) The distribution of the Member’s or former Member’s Account shall commence, pursuant to Section 5.2, on or after the occurrence of (i), (ii), (iii) or (iv) below, as designated by the Member as part of his Distribution Option election:
(i)	either the date of the Member’s separation from service (within the meaning of Section 409A of the Code and the regulations thereunder) with the Affiliated Companies for any reason, whether with or without cause, or the first anniversary of such date,

(ii)	attainment of a designated age not earlier than age 59 1/2 nor later than age 70 1/2,

(iii)	the earlier of (i) or (ii) above, or

(iv)	the later of (i) or (ii) above.

In the event a Member elects either (ii) or (iii) above, he may not elect an age less than three (3) years subsequent to his current age. A Member or former Member shall not change his Distribution Option election of the designation of the event which entitles him to distribution of his Account, except as provided in Section 5.1(b) below. Notwithstanding the foregoing, if payment of a Member’s Account is to be made or is to commence upon separation from service and if, at the time of such separation from service, such Member is a specified employee (within the meaning of Section 409A(1)(B) of the Code), such payment shall be made or shall commence on the date that six (6) months and one day following such Member’s separation from service.
(b) A Member or former Member may make a request to the Administrator to defer the Member’s designated distribution event under Section 5.1(a), as modified by an prior change pursuant to this Section 5.1(b). The request must be filed in writing with the Administrator at least one year prior to when distribution would commence based on the current designation and must defer distribution for at least five years following the date on which distribution would otherwise have been made. The deferral request must specify a distribution event described in Section 5.1(a), shall be subject to approval of the Administrator and, if approved, shall be effective as of the date that is one year after the request is filed with the Administrator. If the Member’s current distribution event will occur upon his termination of employment and the Member’s employment terminates within one year after the deferral request is made, the deferral request shall not be effective.
(c) Notwithstanding anything in this Section 5.1 to the contrary, a Member’s Account shall be distributed upon his death.
(d) Notwithstanding the foregoing, in their sole and absolute discretion, the Participating Companies may delay payment of a benefit under this Plan to any Member to the extent required to avoid the nondeductibility of such benefit under Section 162(m) of the Code or to avoid a violation of federal securities laws or other applicable law; provided, however, if a Member’s payment is delayed, the benefit to which he is entitled will not decrease after the date it would otherwise be distributed. Payment shall be made during the first taxable year in which the Participating Companies reasonably anticipate that Section 162(m) of the Code will not cause the payment to be nondeductible or that the payment will not violate federal securities laws or other applicable law.
     5.2 Method of Payment: A Member’s or former Member’s Account shall be distributed or commence to be distributed to him, or in the event of his death to his Beneficiary, as soon as administratively practicable following the date provided in the Member’s Distribution Option elected under Section 5.1 or his date of death, as the case may be, based upon the Member’s Account as of the Valuation Date coinciding with or immediately preceding the date of distribution. Notwithstanding the foregoing, payment must be made no later than the later of (i) the last day of the plan year in which the distribution event occurs or (ii) 2-1/2 months following the date of such distribution event. Such distribution shall be made either (i) in a single lump sum payment or (ii) in substantially equal monthly, quarterly or annual payments over a period not in excess of ten (10) years. If the installment method is elected, the Member’s Account, until fully distributed, shall continue to be credited with deemed investment earnings and losses in accordance with Section 4.2, and each installment payment shall equal a fraction of the Account balance, as of the most recent Valuation Date, equal to one over the number of installment payments left. A Member shall be entitled to elect the form of distribution to him or his Beneficiary at the time of commencement of his participation under this Plan and any such election shall be irrevocable and never subject to change except prospectively. If a Member shall fail to make a proper election as to the form of distribution of his Account, the Committee shall determine the method by which such Member’s Account shall be distributed to him or his Beneficiary.
     5.3 Unforeseeable Emergency:
(a) While employed by the Participating Companies, a Member or former Member may, in the event of an unforeseeable emergency, request a withdrawal from his Account. The request shall be made in a time and manner determined by the Administrator, shall not be for a greater amount than the amount reasonably necessary to satisfy the emergency need (including any federal, state, local or foreign taxes or penalties reasonably anticipated to result from the withdrawal), and shall be subject to approval by the Administrator.
(b) For purposes of this Section 5.3 an unforeseeable emergency is a severe financial hardship to the Member resulting from (i) an illness or accident of the Member, the Member’s spouse, the Member’s beneficiary, or the Member’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code), (ii) loss of the Member’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member. Notwithstanding the foregoing, a withdrawal on the basis of unforeseeable emergency is not permitted to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Member’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan.
     5.4 Designation of Beneficiary: A Member or former Member may, in a time and manner determined by the Administrator, designate a beneficiary and one or more contingent beneficiaries (which may include the Member’s or former Member’s estate) to receive any benefits which may be payable under this Plan upon his death. If the Member or former Member fails to designate a beneficiary or contingent beneficiary, or if the beneficiary and the contingent beneficiaries fail to survive the Member or former Member, such benefits shall be paid to the Member’s or former Member’s estate. A Member or former Member may revoke or change any designation made under this Section 5.4 in a time and manner determined by the Administrator.

     5.5 Status of Account Pending Distribution: Pending distribution, a former Member’s Account shall continue to be credited with earnings and losses as provided in Section 4.2. The former Member shall be entitled to apply for hardship withdrawals under Section 5.3 to the same extent as if he were a Member of the Plan.
     5.6 Change of Control: In the event a Change of Control has occurred, each Member or former Member shall receive, and the Plan Sponsor shall pay within 7 days of such Change of Control, a lump sum payment equal to the value of the Member’s or former Member’s Accounts (determined under Article 4) as of the Valuation Date coinciding with or next following the date of such Change of Control. The amount of each Member’s or former Member’s lump sum payment shall be determined by the Plan Sponsor’s accountants after consultation with the entity then maintaining the Plan’s records, and shall be projected, if necessary, to such Valuation Date from the last valuation of Member’s or former Member’s Accounts for which information is readily available.
ARTICLE 6. AMENDMENT OR TERMINATION
     6.1 Right to Terminate: The Corporation may, in its sole discretion, terminate this Plan and the related Deferral Agreements at any time (other than at a time proximate to a downturn in the financial health of any Affiliated Company) provided that all deferred compensation plans that must be aggregated with this Plan for purposes of Section 409A of the Code, if any, are also terminated. In the event the Plan and related Deferral Agreements are terminated pursuant to the immediately preceding sentence, each Member, former Member or beneficiary shall receive a single sum payment equal to the balance in his Account no earlier than 12 months nor later than 24 months following such termination. Notwithstanding the foregoing, the Corporation may, in its sole discretion, terminate this Plan at any time within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A). In the event the Plan and related Deferral Agreements are terminated pursuant to the immediately preceding sentence, each Member, former Member and beneficiary shall receive a single sum payment equal to the balance in his Account as soon as practicable thereafter.
     6.2 Right to Amend: Each Participating Company, by proper action of its governing body, may, in its sole discretion, amend this Plan and the related Deferral Agreements with respect to the Members employed by such Participating Company on 30 days’ prior notice to the Members and, where applicable, former Members. If any amendment to this Plan or to the Deferral Agreements shall adversely affect the rights of a Member or former Member, such individual must consent in writing to such amendment prior to its effective date. If such individual does not consent to the amendment, the Plan and related Deferral Agreements shall be deemed to be terminated with respect to such individual and he shall receive a single sum payment of his Account as soon thereafter as is practicable.
     6.3 Uniform Action: Notwithstanding anything in the Plan to the contrary, any action to amend or terminate the Plan or the Deferral Agreements must be taken in a uniform and nondiscriminatory manner.

ARTICLE 7. GENERAL PROVISIONS
     7.1 No Funding: Nothing contained in this Plan or in a Deferral Agreement shall cause this Plan to be a funded retirement plan. Neither the Member, former Member, his beneficiary, contingent beneficiaries, heirs or personal representatives shall have any right, title or interest in or to any funds of the Affiliated Companies on account of this Plan or on account of having completed a Deferral Agreement. Each Member or former Member shall have the status of a general unsecured creditor of the Affiliated Companies and this Plan constitutes a mere promise by the Affiliated Companies to make benefit payments in the future. The Plan Sponsor, in its sole discretion, may establish a grantor trust, insurance contract or other investment vehicle to assist in its meeting its obligations under this Plan; provided, that no member or beneficiary shall at any time have any right to any portion of the assets thereof and such assets shall at all times be subject to the claims of the creditors of the Plan Sponsor in bankruptcy.
     7.2 No Contract of Employment: The existence of this Plan or of a Deferral Agreement does not constitute a contract for continued employment between an Eligible Executive or a Member and an Affiliated Company. The Affiliated Companies reserve the right to modify an Eligible Executive’s or Member’s remuneration and to terminate an Eligible Executive or a Member for any reason and at any time, notwithstanding the existence of this Plan or of a Deferral Agreement.
     7.3 Withholding Taxes: All payments under this Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax requirements.
     7.4 Nonalienation: The right to receive any benefit under this Plan may not be transferred, assigned, pledged or encumbered by a Member, former Member, beneficiary or contingent beneficiary in any manner and any attempt to do so shall be void. No such benefit shall be subject to garnishment, attachment or other legal or equitable process without the prior written consent of the Affiliated Companies.
     7.5 Administration:
(a) This Plan shall be administered by the Committee. Certain administrative functions, as set forth in the Plan, shall be the responsibility of the Administrator. The Administrator shall interpret the Plan, establish regulations to further the purposes of the Plan and take any other action necessary to the proper operation of the Plan in accordance with guidelines established by the Committee or, if there are no such guidelines, consistent with furthering the purpose of the Plan.
(b) The Corporation, by proper action of the Board, in its sole discretion and upon such terms as it may prescribe, may permit any Affiliated Company to participate in the Plan.
(c) Prior to paying any benefit under this Plan, the Administrator may require the Member, former Member, beneficiary or contingent beneficiary to provide such information or material as the Administrator, in its sole discretion, shall deem necessary for it to make any determination it may be required to make under this Plan. The Administrator may withhold payment of any benefit under this Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness.

(d) The Administrator shall provide adequate notice in writing to any Member, former Member, beneficiary or contingent beneficiary whose claim for benefits under this Plan has been denied, setting forth the specific reasons for such denial. A reasonable opportunity shall be afforded to any such Member, former Member, beneficiary or contingent beneficiary for a full and fair review by the Administrator of its decision denying the claim. The Administrator’s decision on any such review shall be final and binding on the Member, former Member, beneficiary or contingent beneficiary and all other interested persons.
(e) All acts and decisions of the Administrator shall be final and binding upon all Members, former Members, beneficiaries, contingent beneficiaries and employees of the Affiliated Companies.
     7.6 Construction:
(a) The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Minnesota to the extent not preempted by federal law.
(b) The masculine pronoun shall mean the feminine wherever appropriate.
(c) The captions inserted herein are inserted as a matter of convenience and shall not affect the construction of the Plan.

POLARIS INDUSTRIES INC. By Polaris Industries Inc., a Delaware corporation
By:	/s/ Bennett J. Morgan
	Name:	Bennett J. Morgan
	Title:	President and Chief Operating Officer